Exhibit 99.1

LogicBio Reports First Quarter 2019 Financial Results and Provides Business Updates

CAMBRIDGE, Mass., May 14, 2019 – LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a genome editing company focused on developing medicines to durably treat rare diseases, today reported financial results and provided a corporate update for the first quarter ended March 31, 2019.

“During the quarter, we continued to make progress advancing GeneRideTM, our proprietary promoterless, nuclease-free genome editing platform, and built our team with several experienced hires.” said Fred Chereau, CEO of LogicBio. “In April, our lead candidate, LB-001, received orphan drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of methylmalonic acidemia (MMA), and we are continuing to work towards an Investigational New Drug (IND) filing for this program in late 2019.”

Recent Highlights and Outlook

Orphan Designation for Lead Product Candidate LB-001: The Company is initially examining the potential of its GeneRide platform in MMA, a life-threatening rare disease characterized by the toxic buildup of metabolites starting in early childhood for which there are no approved therapies. In April 2019, LB-001 was granted orphan drug designation by the FDA. LogicBio expects to file an IND for LB-001 in the fourth quarter of 2019 and initiate a Phase 1/2 trial in 2020.

Continued Expansion of Team: In April, LogicBio announced several new hires to support the continued development of GeneRide. The Company welcomed Matthias Hebben, Ph.D., as vice president, technology development, Marie Payton, MBA, as vice president, clinical operations, Carol Sherako, MBA, PMP, as senior director, program management, Sven Loebrich, Ph.D., as director of process development and Lauren Drouin, Ph.D., as associate director, analytical development. LogicBio also announced its move into new facilities and expanded lab space, which will support the continued growth of its pipeline and team.

Developing Genome Editing Platform GeneRide: GeneRide is LogicBio’s proprietary promoterless, nuclease-free genome editing technology. GeneRide is designed to harness homologous recombination to precisely integrate corrective genes into a patient’s genome and leverage endogenous promoters to drive gene expression, to potentially provide a stable therapeutic effect. LogicBio is initially targeting rare liver disorders in pediatric patients where it is critical to provide treatment early in a patient’s life before irreversible disease pathology can occur. The Company continues to use a modular approach to build its pipeline, leveraging the same homology arms, site of integration and delivery vector for each candidate for a given tissue type. Together with its collaborators, LogicBio has demonstrated proof-of-concept for compounds utilizing GeneRide in animal models of MMA, hemophilia B, alpha-1-antitrypsin deficiency (A1ATD), and Crigler-Najjar syndrome. The Company is initially pursuing MMA and plans to nominate a second indication by the end of 2019.

First Quarter 2019 Financial Results

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R&D Expenses: Research and development expenses were $5.5 million for the three months ended March 31, 2019, compared to $1.5 million for the same period last year. The increase was primarily attributable to an increase in overall research and development activities, including manufacturing expenses related to the Company’s lead product candidate, LB-001.

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G&A Expenses: General and administrative expenses were $2.6 million for the three months ended March 31, 2019, compared to $0.9 million for the same period last year. The increase was primarily attributable to an increase in professional fees, including legal, auditing and consulting services as a result of the Company’s transition from a private company to a public company, as well as an increase in personnel-related costs, primarily due to an increase in headcount.

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Net Loss: Net loss attributable to common stockholders was $7.7 million, or $0.34 per share, for the three months ended March 31, 2019, compared to a net loss attributable to common stockholders of $4.9 million, or $2.75 per share, for the same period last year.

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Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments were $72.5 million as of March 31, 2019. The Company expects that its cash, cash equivalents and investments will be sufficient to fund its operating expenses through 2020.

About LogicBio Therapeutics

LogicBio Therapeutics is a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients with significant unmet medical needs using GeneRide™, its proprietary technology platform. GeneRide enables the site-specific integration of a therapeutic transgene in a nuclease-free and promoterless approach by relying on the native process of homologous recombination to drive potential lifelong expression. Headquartered in Cambridge, Mass., LogicBio is committed to developing medicines that will transform the lives of pediatric patients and their families.

For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on April 1, 2019 with the SEC, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
OPERATING EXPENSES:
Research and development	$5,486	$1,455
General and administrative	2,632	918

Total operating expenses	8,118	2,373

LOSS FROM OPERATIONS	(8,118)	(2,373)

OTHER INCOME, NET:
Interest income, net	443	68
Other income, net	—	3

Total other income, net	443	71

Loss before income taxes	(7,675)	(2,302)
Income tax provision	(22)	(2)

Net loss	$(7,697)	$(2,304)

Net loss attributable to common stockholders—basic and diluted	$(7,697)	$(4,907)

Net loss per share attributable to common stockholders—basic and diluted	$(0.34)	$(2.75)

Weighted-average common stock outstanding—basic and diluted	22,313,129	1,787,342

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	March 31, 2019	December 31, 2018
Cash, cash equivalents and investments	$72,536	$80,906
Other assets	4,105	2,004

TOTAL ASSETS	$76,641	$82,910

Accounts payable, accrued expenses and other liabilities	$3,825	$2,685
Stockholders’ equity	72,816	80,225

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,641	$82,910

Contacts:

Michael Schaffzin

Stern Investor Relations

Michael.schaffzin@sternir.com

212-362-1200

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333